EXHIBIT 10.4

FIRST AMERICAN GROUP, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of June 29, 2015, by and between Daniel Solomita (“Executive”) and First American Group, Inc., a Nevada corporation (the “Company”).

1. Duties.

1.1 Position. Executive is employed as President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”). The duties and responsibilities of Executive shall include the duties and responsibilities for the direct supervision, direction and control of the Company’s operations and activities. The Executive shall perform such duties as from time to time may be prescribed for him by the Board, in all cases to be consistent with Executive’s corporate offices and positions.

1.2 Obligations to the Company. Executive agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of Executive’s employment relationship with the Company, Executive further agrees that he will devote all of his business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, and Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board, and will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Executive will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the term of Executive’s employment.

2. Term of Employment. The employment of Executive under this Agreement shall be for an for an indefinite term.

3. Compensation. For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the salary and other benefits described below in this Section 3.

3.1 Salary. During the Term, Executive shall receive a monthly base salary of $15,000, which is equivalent to $180,000 on an annualized basis. Executive’s monthly base salary will be payable pursuant to the Company’s normal payroll practices for payment of salary to executive employees. Executive’s base salary will be reviewed as part of the Company’s normal salary review process.

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3.2 Bonus and Other Incentive Compensation. Executive shall be entitled to receive an annual bonus pursuant to a unique or general plan that the Company shall make available to Executive. The executive shall also be eligible to receive other benefits, including stock options or restricted stock units. The Company and Executive shall agree upon goals and objectives to be required for Executive to meet to be eligible for payment of a bonus and such goals and objectives shall be set forth in Exhibit A attached hereto (or to be attached hereto) and incorporated herein by this reference. Exhibit A may be replaced, revised or updated from time to time by agreement of the parties.

3.3 Employee Benefit Plans. Executive shall participate in the employee benefit plans, programs and policies maintained by or for the Company for similarly situated employees in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time. The introduction and administration of benefit plans, programs and policies are within the Company’s sole discretion and the introduction, deletion or amendment of any benefit plan, program or policy will not constitute a breach of this Employment Agreement, provided the Executive is provided with substantially similar benefits or compensation in lieu.

3.4 Indemnification. Executive has previously entered into the Company’s standard form of Indemnification Agreement, attached hereto as Exhibit B, providing indemnification to Executive to the maximum extent permitted by law, and in accordance therewith, the Company has agreed to advance any expenses for which indemnification is available to the extent allowed by applicable law.

3.5 Vacation. Executive shall be eligible for vacation as provided to similarly situated employees under policies set forth in the Company’s, if there is one, or other policies in place, which vacation time shall be taken at such time or times in each year so as not to materially and adversely interfere with the business of the Company. Unused vacation will be paid out and may not be carried over from any one-year period to any other period except as may be required by law.

3.6 Other Benefits. The Company shall pay for costs related to Executive’s reasonable monthly cell phone and other mobile Internet costs, home office Internet costs, car and commuting costs and club membership costs, payable not later than 10 days after the end of each month. The Company shall not be liable to pay more than $1,000 per month for car and commuting costs.

4. Severance Benefits. Executive shall be entitled to receive severance benefits upon termination of employment as set forth in this Section 4 or as may be required by applicable law. Executive’s entitlement to such severance benefits shall be conditioned upon Executive’s execution and delivery to the Company of (i) a mutual release of all claims and (ii) a resignation from all of Executive’s positions with the Company. Any payment of severance benefits under the terms of this Agreement will be subject to all applicable tax withholding

4.1 Voluntary Termination or Termination for Cause. If Executive voluntarily elects to terminate his employment with the Company other than by Executive’s Resignation for Good Reason, as defined in Section 5.3 below, or if the Company or a successor entity terminates Executive’s employment for Cause, as defined in Section 5.2 below, or the Executive dies or becomes incapacitated or otherwise disabled in such a manner that, in the sole determination of the Board, the Executive cannot perform reasonably the duties specified in Section 1 above, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued solely to the extent of the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

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4.2 Involuntary Termination Apart From a Change of Control. If Executive’s employment is terminated by the Company or a successor entity without Cause or by Executive’s Resignation for Good Reason prior to or more than twelve (12) months after, a Change of Control (as defined below), Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment, and, in addition, Executive will be entitled to receive the following severance benefits:

(i) continued payment of his base salary for a period equal to: twenty four (24) months plus an additional month per completed year of service, to a maximum of thirty six (36) months (the “Salary Continuance Period”). Such payments shall be made in accordance with the Company’s normal payroll practices.

(ii) continued benefit coverage (including, if applicable reimbursement of his premium cost for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the California Continuation of Benefits Replacement Act of 1997, as amended, whichever is applicable) for the lesser of the Salary Continuance Period or that number of months until Executive becomes eligible for reasonably comparable benefits under any future employer’s health insurance plan;

(iii) payment of 100% of Executive’s current year discretionary cash bonus at target regardless of the Company’s or the Executive’s achievement of the goals referred to in Section 3.2 of this Agreement, plus payment of bonus at target for the Salary Continuance Period;

(iv) accelerated vesting as to 50% of Executive’s then unvested option shares, if any; and

(v) reimbursement for up to $10,000 of expenses incurred in obtaining new employment, provided Executive submits evidence that is satisfactory to the Company that the amount involved was expended and related to obtaining new employment.

4.3 Change of control and Involuntary Termination Following a Change of Control. In the event of a Change of Control, i) all of the Executive’s unvested options, shares or other equity shall immediately vest and ii) the Executive shall be entitled to a one-time, lump sum payment equal to twelve (12) of his then current base salary.

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In addition, if Executive’s employment is terminated by the Company or a successor entity without Cause or by Executive’s Resignation for Good Reason in either case within twelve (12) months following a Change of Control, Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment, and, in addition, Executive will be entitled to receive the following severance benefits:

(i) continued payment of his base salary for a period equal to: eighteen (18) months plus an additional month per year of service to a maximum of thirty (30) months (the “Extended Salary Continuance Period”), in accordance with the Company’s normal payroll practices;

(ii) continued benefit coverage (including, if applicable reimbursement of his premium cost for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the California Continuation of Benefits Replacement Act of 1997, as amended, whichever is applicable) for the lesser of the Extended Salary Continuance Period or that number of months until Executive becomes eligible for reasonably comparable benefits under any future employer’s health insurance plan;

(iii) payment of 150% of Executive’s current year discretionary cash bonus regardless of the Company’s or the Executive’s achievement of the goals referred to in Section 3.3 of this Agreement, plus payment of bonus at target for the Extended Salary Continuance Period;

(iv) accelerated vesting of 100% of all the unvested option shares, if any, pursuant to the terms of Section 3.2 of this Agreement; and

(v) reimbursement for up to $20,000 of expenses incurred in obtaining new employment, provided Executive submits evidence that is satisfactory to the Company that the amount involved was expended and related to obtaining new employment.

5. Definitions. For purposes of this Agreement, the following definitions shall apply:

5.1 “Change of Control” means a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

5.2 “Cause” means any grounds entitling the Company’s Board to summarily dismiss the Executive.

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5.3 “Resignation for Good Reason” means, subject to the right of either party to arbitrate a dispute with respect thereto in accordance with Section 12 below, Executive’s resignation as a result of, and within 30 days following: (i) a change in Executive’s position such that he is not a corporate officer of the Company (or a successor company, in the event of a Change of Control); (ii) a significant and substantial reduction in Executive’s job, duties, or responsibilities in a manner that is substantially and materially inconsistent with the position, duties, or responsibilities held by Executive immediately before such reduction; (iii) any reduction in Executive’s base salary other than in connection with and consistent with a general reduction of all officer base salaries; or (iv) a relocation of the Executive’s work location to a location more than 50 kilometers away from their current location provided such change increases Executive’s commute by 25 kilometers or 30 minutes.

6. Confidentiality Agreement. Executive has signed a Proprietary Information and Inventions Agreement (the “Proprietary Agreement”) that is incorporated by reference and made a part of this Agreement and the form of which is attached hereto as Exhibit C. Executive hereby represents and warrants to the Company that Executive has complied with all obligations under the Proprietary Agreement and agrees to continue to abide by the terms of the Proprietary Agreement and further agrees that the provisions of the Proprietary Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company in accordance with the terms of the Proprietary Agreement.

7. Confidentiality of Terms. Executive agrees to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary or stock purchase allocations to any person, including other employees of the Company (other than such employees who have a need to know such information); provided, however, that Executive may discuss such terms with members of his immediate family and any legal, tax or accounting specialists who provide Executive with individual legal, tax or accounting advice.

8. Covenants. In addition to the obligations to which the Executive agreed by executing the Proprietary Agreement, Executive understands and agrees that during the term of Executive’s employment with the Company, and for the greater of (i) the duration of any payments to Executive of severance benefits pursuant to Section 4 of this Agreement or (ii) one (1) year after the termination of Executive’s employment with the Company, Executive will not do any of the following:

8.1 Compete. Without the Company’s prior written consent, Executive will not directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (i) being commercially developed or exploited by the Company during Executive’s employment and (ii) on which Executive worked or about which Executive learned proprietary information or trade secrets of the Company during Executive’s employment with the Company.

8.2 Solicit Business. Solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

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8.3 Solicit Personnel. Solicit or influence or attempt to influence any of the Company’s employees, consultants or other service providers to terminate or otherwise cease his, her or its employment, consulting or service relationships with the Company or to become an employee, consultant or service provider of any competitor of the Company.

9. Breach of the Agreement. Executive acknowledges that upon his breach of this Agreement or the Proprietary Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Executive agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Executive from committing or continuing any such violation of the Agreement or the Proprietary Agreement. Executive acknowledges and agrees that upon Executive’s material or intentional breach of any of the provisions of the Agreement (including Section 8) or the Proprietary Agreement, in addition to any other remedies the Company may have under this Agreement or otherwise, the Company’s obligations to provide benefits to Executive as described in this Agreement, including without limitation those benefits provided in Section 4, shall immediately terminate, except as required by applicable law.

10. Entire Agreement. This Agreement, including the Proprietary Agreement that the Executive has signed, sets forth the entire agreement and understanding of the parties relating to the subject matter herein, supersedes any prior agreement, and merges all prior discussions between them.

11. Conflicts. Executive represents and warrants that his performance of all the terms of this Agreement will not breach any other agreement or understanding to which Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

12. Dispute Resolution. In the event of any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof (including a dispute as to whether Cause or Resignation for Good Reason exists), the parties hereto shall first submit their dispute to formal mediation. The Company shall select a mediator reasonably acceptable to both parties. In the event that the parties cannot reach resolution through formal mediation, the dispute shall be settled by arbitration in Los Angeles, California, in accordance with the Rules of the American Arbitration Association then in effect. Each party shall pay his, her or its own costs (including attorneys’ fees) in connection with such mediation or arbitration. To the extent such mediation or arbitration requires the submission of any information that either party claims is confidential information, the parties agree that such mediation or arbitration shall be confidential proceeding. Judgment upon the award rendered by the mediator or arbitrator may be entered in any court of competent jurisdiction. If any proceeding is necessary to enforce the mediation or arbitration award, the prevailing party shall be entitled to reasonable attorneys’ fees and costs and disbursements, in addition to any other relief to which such party may be entitled. Notwithstanding the foregoing, the Company shall be entitled to seek equitable relief directly from a court of competent jurisdiction (without prior arbitration) with respect to any alleged breach of the Proprietary Agreement or Section 8, including specific performance and injunctions, restraining Executive from committing or continuing to commit such alleged breach.

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13. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Miscellaneous Provisions.

14.1 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

14.2 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. or Canadian mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

14.3 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Quebec, without giving effect to its or any other jurisdiction’s principles of conflict of laws.

14.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

14.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

14.6 Advice of Counsel. Each party to this agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting of preparation hereof.

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The parties have executed this Employment Agreement as of the date first written above.

The Company: FIRST AMERICAN GROUP, INC.

By:	/s/ Daniel Solomita
Daniel Solomita
President and Chief Executive Officer

Executive:

By:	/s/ Daniel Solomita
Name (Print): Daniel Solomita

Address:

Tel:

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EXHIBIT A

Pursuant to Section 3.2 of the Employment Agreement, dated June 29, 2015, by and between First American Group, Inc., a Nevada corporation (the “Company”), and Daniel Solomita, the Company shall grant a bonus to Mr. Solomita as follows:

(i) 1,000,000 shares of common stock shall be issued to Mr. Solomita when the Company’s securities are listed an exchange or the OTCQX tier of the OTCMarkets;

(ii) 1,000,000 shares of common stock shall be issued to Mr. Solomita when the Company executes a contract for a minimum quantity of 25,000 M/T of PTA/EG or a PET;

(iii) 1,000,000 shares of common stock shall be issued to Mr. Solomita when the Company’s first fill-scale production facility is in commercial operation; and

(iv) 1,000,000 shares of common stock shall be issued to Mr. Solomita when the Company’s second full-scale production facility is in commercial operation.

The term “commercial operation” means a full-scale production facility of the Company produces 10 M/T per hour of PTA and EG combined, for a term of not less than six (6) months.

In lieu of an issuance of the shares common stock referenced in this Exhibit A, Daniel Solomita may, in his sole discretion, elect to receive such shares of common stock, in whole or in part, in the form of a restricted stock grant with a future vesting date, or a warrant or an option with no or a nominal exercise price.

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AMENDMENT NO. 1

TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Employment Agreement (the “Agreement”) dated June 29, 2015, by and between Loop Industries, Inc., a Nevada corporation (“Employer”), and Daniel Solomita (“Executive”), is entered into February 15, 2016. Employer and Executive may be collectively referred to herein as the “Parties”.

WHEREAS, the Parties have entered into the Agreement and wish to further amend the Agreement, as set forth herein.

NOW THEREFORE, in consideration of covenants and agreements contained hereinand such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties agree as follows:

16. Definitions. All defined terms used herein shall have the meaning assigned to them in the Agreement unless otherwise defined herein, and all of the terms of the Agreement shall continue to apply unless as amended hereby.

17. Amendment and to the Agreement. Notwithstanding Section 2 of the Agreement, the Agreement is amended, so that Employer shall, immediately upon creation of the Series A Preferred Stock of the Employer, issue Executive one share of Employer’s Series A Preferred Stock for consideration of Executive agreeing not to terminate his employment with Employer for a period of five (5) years from the date of this Amendment.

18. Continuing Effect of the Agreement. Except as specifically set forth herein, the Agreement shall remain in full force and effect and shall not be waived, modified, superseded or otherwise affected by this Amendment. This Amendment is not to be construed as a release, waiver or modification of any of the terms, representations, warranties, covenants, rights or remedies set forth in the Agreement, except as specifically set forth herein.

19. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of Nevada.

20. Entire Agreement. The Agreement and this Amendment, and the exhibits and schedules delivered pursuant to the Agreement contain all of the terms and conditions agreed upon by the Parties relating to the subject matter of the Agreement and supersede all prior agreements, negotiations, correspondence, undertakings, and communications of the Parties, whether oral or written, respecting that subject matter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

Employer: LOOP INDUSTRIES, INC., a Nevada corporation		EXECUTIVE

By:	/s/ Daniel Solomita	By:	/s/ Daniel Solomita
	Daniel Solomita		Daniel Solomita
President and Chief Executive Officer

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